M.M. MEMBRADO, PLLC
115 EAST 57TH STREET • SUITE 1006 NEW YORK, NEW YORK 10022	TELEPHONE: 646.486.9770 TELEFAX: 646.486.9771

March 22, 2005

Findex.com, Inc.
11204 Devenport Street, Suite 100
Omaha, NE 68154

Dear Ladies and Gentlemen:

We have acted as counsel to Findex.com, Inc., a Nevada corporation (the “company”), in connection with the preparation and filing of a Registration Statement on Form SB-2 (the “Registration Statement”) with the Securities and Exchange Commission for the purpose of registering 47,025,000 shares of the company’s common stock, $0.001 par value (the “Common Stock”), under the Securities Act of 1933, as amended. The Registration Statement relates to the offer and sale from time to time of (i) 23,875,000 shares of Common Stock by certain holders thereof (the “Previously Issued Shares”), and (ii) 23,150,000 shares of Common Stock issuable upon exercise of warrants to purchase shares of Common Stock (the “Warrant Shares”). This opinion is being furnished in accordance with the requirements of Item 27 of Form SB-2 and Item 601(b)(5)(i) of Regulation S-B.

In connection with this opinion letter, we have reviewed and are familiar with the company’s Articles of Incorporation and bylaws, in each case as amended to date, and such other records and agreements of the company, certificates of public officials, certificates of officers or other representatives of the company, and other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. As to various facts material to this opinion letter, we have relied upon statements and representations of the company and its officers and other representatives and of public officials, set forth in certificates delivered to us, without independently verifying the accuracy of the information contained therein.

Based upon the foregoing and subject to the assumptions stated herein, we are of the opinion that the Warrant Shares are duly authorized and will be, upon the exercise of the related warrants and when sold in the manner described in the Registration Statement, validly issued and fully paid and nonassessable.

The opinion herein is also subject to the following exceptions, limitations and qualifications:

A. This opinion letter is as of the date hereof, and we undertake no obligation, and expressly disclaim any obligation, to advise the company or any other person or entity of any change in any matter set forth herein.

B. This opinion letter is limited to the matters expressly stated, and no opinion other than upon the matters so expressly stated is implied or may be inferred.

This opinion letter is delivered to the company solely for use in connection with the Registration Statement and may not be used or relied upon for any other purpose. We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference made to us in the Registration Statement and prospectus forming a part thereof under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

Respectfully submitted, M.M. MEMBRADO, PLLC /s/ Michael M. Membrado Michael M. Membrado